EXHIBIT 10.4

FACTORING AND SECURITY AGREEMENT

FACTORING AND SECURITY AGREEMENT (this “Agreement”), dated as of August , 11 2006, by and between Progressive Concepts, Inc., a Texas Corporation, as Seller and Subservicer, and THERMO CREDIT, LLC, a Colorado limited liability company, as Purchaser and Master Servicer.

WITNESSETH:

WHEREAS, the Seller desires to factor certain of its telecommunication receivables and the Purchaser is in the business of factoring certain telecommunication receivables from time to time;

WHEREAS, the Purchaser may, but shall not be required to act in the capacity of Master Servicer to perform certain servicing, administrative and collection functions in respect of the receivables purchased by the Purchaser under this Agreement (the “Purchased Receivables”);

WHEREAS, the Purchaser and the Master Servicer desire that the Subservicer be appointed to perform certain servicing, administrative and collection functions in respect of the Purchased Receivables; and

WHEREAS, the Seller has been requested, and is willing, to act as the Subservicer.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used in this Agreement have the respective meanings set forth on Exhibit A, or as elsewhere provided in this Agreement. In the event of a conflict, the meaning given in Exhibit A shall prevail.

Section 1.2 Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined in this Agreement, are used in this Agreement as defined in such Article 9.

ARTICLE II - PURCHASE AND SALE; ESTABLISHMENT OF ACCOUNTS

Section 2.1 Offer to Sell. Seller shall offer to sell, transfer, assign and set over to Purchaser those Eligible Receivables set forth on a list of such Eligible Receivables which such list shall be delivered by the Seller to the Purchaser no later than three (3) Business Days prior to each Purchase Date.

Section 2.2 Purchase of Receivables. Upon receipt of the list of Eligible Receivables pursuant to Section 2.1, the Master Servicer, in good faith and at its own discretion will confirm which of the Eligible Receivables offered by Seller that the Purchaser will Purchase. The Purchase of such Receivables shall occur upon payment of the Advance Amount. Upon Purchase of the Receivables, Seller shall be deemed to have sold, transferred, assigned, set over and conveyed to Purchaser, without recourse except as expressly provided herein, all of Seller’s right, title and interest in and to the Purchased Receivables. The Seller shall not take any action inconsistent with such ownership and shall not claim any ownership in any Purchased Receivable. The Seller shall indicate in its Records that ownership interest in any Purchased Receivable is held by the Purchaser. In addition, the Seller shall respond to any inquiries with respect to ownership of a Purchased Receivable by stating that it is no longer the owner of such Purchased Receivable and that ownership of such Purchased Receivable is held by the Purchaser. Documents relating to the Purchased Receivables shall be held in trust by the Seller and the Subservicer, for the benefit of the Purchaser as the owner of the Purchased Receivables, and possession of any Required Information relating to the Purchased Receivables so retained is for the sole purpose of facilitating the servicing of the Purchased Receivables and carrying out the terms of this Agreement. Such retention and possession is at the will of the Purchaser and in a custodial capacity for the benefit of the Purchaser only.

Section 2.3 Purchase Price and Payment. The Purchase Price for Receivables purchased on any Purchase Date shall be an amount equal to the aggregate Net Values of such Purchased Receivables. The Advance Amount shall be the Net Value of the Purchased Receivables after deducting applicable adjustments and reserves (or an estimate thereof) and application of the Gross Liquidation Rate, reduced by (a) the Discount Fees as of such Purchase Date, (b) the amount, if any, by which the Thermo Contingency Account is less than the Specified Thermo Contingency Account Balance as of such Purchase Date, (c) any Rejected Receivable Amount not otherwise paid pursuant to Section 4.4, and (d) other amounts due the Purchaser in accordance with this Agreement. The Advance Amount shall be paid to the Seller by immediately available funds on the Purchase Date. At any time the Net Value of outstanding Purchased Receivables shall not exceed the Purchase Commitment.

Section 2.4 Establishment of Accounts; Conveyance of Interests Therein; Investments. (a) Except as may otherwise be established by Purchaser, in writing, a Lockbox Account will be established or assigned, as the case may be, for the benefit of the Purchaser into which all Collections from Payors with respect to Receivables shall be deposited. The Lockbox Account will be maintained at the expense of the Seller. The Seller agrees to deposit all Collections it receives with respect to Purchased Receivables in said Lockbox Account and will instruct all Payors, to make all payments on Purchased Receivables to said Lockbox Account. All funds in said Lockbox Account will be remitted as instructed by the Master Servicer in accordance with the terms of this Agreement.

(b) The Purchaser has established and shall maintain the Thermo Contingency Account.

(c) The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser all right, title and interest of the Seller in and to all amounts deposited, from time to time, in the Lockbox Account, and Thermo Contingency Account. Any Collections relating to Receivables held by the Seller or the Subservicer pending deposit to the Lockbox Account as provided in this Agreement, shall be held in trust for the benefit of the Purchaser until such amounts are deposited into the Lockbox Account. All Collections in respect of Purchased Receivables received by the Seller and not deposited directly by the Payor in the Lockbox Account shall be remitted to the Lockbox Account no later than the following Business Day (or as soon as reasonably practical), and if such Collections are not remitted on a timely basis, in addition to its other remedies hereunder, the Purchaser shall be entitled to receive the Misdirected Payment Fee.

Section 2.5 Grant of Security Interest. It is the intention of the parties to this Agreement that payment of the Advance Amount by the Purchaser to the Seller for Purchased Receivables to be made under this Agreement shall constitute an absolute sale of such Purchased Receivables and not a loan. In the event, however, that a court of competent jurisdiction were to hold that the transaction evidenced by this Agreement constitutes a loan and not a purchase and sale, it is the intention of the parties that this Agreement shall constitute a security agreement under the UCC and any other applicable law, and that the Seller shall be deemed to have granted to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under: the Purchased Receivables; the Records; all payments of principal of or interest on such Purchased Receivables; all amounts on deposit from time to time in the Lockbox Account and the Thermo Contingency Account; and all proceeds of any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall be construed as an assignment or sale of any of Seller’s agreements with Cingular or any other vendor or supplier.

Section 2.6 Further Action Evidencing Purchases. The Seller agrees that, from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or appropriate, or that the Purchaser may reasonably request, in order to perfect, protect or more fully evidence the transfer of ownership of and its security interest in the Purchased Receivables and other assets in which Seller grants to Purchaser a security interest in accordance with Section 8.2 below, and to enable the Purchaser to exercise or enforce any of its rights under this Agreement.

ARTICLE III - CONDITIONS OF PURCHASES

Section 3.1 Conditions Precedent to All Purchases. Each Purchase from the Seller by the Purchaser shall be subject to the conditions precedent as of each Purchase Date:

(a) No Event of Seller Default has occurred and the Seller is in compliance, in all material respects, with each of its covenants and representations set forth in Sections 4.1 and 4.2 of this Agreement;

(b) The Seller shall have delivered to the Purchaser evidence satisfactory to the Purchaser of consent to service (including both paper and electronic) for the Payors;

(c) The Termination Date shall not have occurred; and

(d) The Seller shall have taken such other action, including but not limited to delivery of an opinion of counsel substantially in the form of Exhibit D hereto, and delivered such other approvals, opinions or documents to the Purchaser, as the Purchaser may reasonably request;

(e) To the extent the Seller markets through telemarketing, Seller shall subscribe to both state and federal, as the case may be, do not call lists and will comply with all changes and revisions to such rules. In addition, Seller shall utilize an independent third-party verification company to verify all telemarketing orders for service; and

(f) Seller shall provide Purchaser with proofs of previous, current and ongoing compliance with both Federal and State USF contributions which includes copying Purchaser on all Form 409 A’s and Q’s that are filed by Seller.

ARTICLE IV - REPRESENTATIONS, WARRANTIES

AND COVENANTS OF THE SELLER

Section 4.1 Representations, Warranties and Covenants as to the Seller. The Seller represents and warrants to the Purchaser and Master Servicer, as of the date of the initial Purchase Date and as of each Purchase Date thereafter, as follows:

(a) The Seller is duly organized, validly existing and in good standing under the laws of its state of incorporation or other formation and is duly qualified to do business and is in good standing in each jurisdiction in which it is doing business and has the power and authority to own and convey all of its properties and assets and to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated thereby; and each is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms;

(b) The execution, delivery and performance by the Seller of this Agreement and the Related Documents and the transactions contemplated thereby (i) have been duly authorized by all necessary corporate or other action on the part of the Seller, (ii) do not contravene or cause the Seller to be in default under (A) any contractual restriction contained in any loan or other agreement or instrument binding on or affecting the Seller or its property; or (B) any law, rule, regulation, order, writ, judgment, award, injunction, or decree applicable to, binding on or affecting the Seller or its property and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of the property of the Seller (other than in favor of the Purchaser as contemplated hereunder), all as more fully certified by the Seller in the form of Exhibit C attached hereto;

(c) There is no court order, judgment, writ, pending or threatened action, suit or proceeding, of a material nature against or affecting the Seller, its officers, managers or directors, or the property of the Seller, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any of the Related Documents, (ii) seeking to prevent the sale and assignment of any Receivable or the consummation of any of the transactions contemplated thereby, (iii) seeking any determination or ruling that might materially and adversely affect the Seller, this Agreement, the Related Documents, the Receivables, the Contracts or any LOA, or (iv) asserting a claim for payment of money in excess of $100,000 individually or $250,000 in total;

(d) The primary business of the Seller is the provision of telecommunication services and/or equipment. All license numbers issued to the Seller by any Governmental Authority are set forth on Schedule 2 and the Seller has complied in all material respects with all applicable laws, rules, regulations, orders and related Contracts, and has and maintains all permits, licenses, certifications, authorizations, registrations, approvals and consents of Governmental Authorities or any other party necessary for the business of the Seller and each of its subsidiaries;

(e) The Seller (i) has filed and paid on a timely basis all taxes and corresponding tax returns (federal, state and local ) required to be filed and has paid or made adequate provisions for the payment of all taxes, assessments, and other governmental charges due from the Seller except for those being contested in good faith; (ii) the financial statements of the Seller, copies of which have been furnished to the Purchaser, fairly present, in all material respects, the financial condition of the Seller, all in accordance with generally accepted accounting principles consistently applied; (iii) since April 30, 2006, there has been no material adverse change in any such condition, business or operations; and (iv) the Seller has delivered to the Purchaser within 45 days after the end of each subsequent three month period, and, 90 days after the fiscal year end of the Seller, the financial statements, including balance sheet, income statement and statement of cash flows prepared in accordance with generally accepted accounting principles, of the Seller as of the end of such three-month period or fiscal year, as the case may be, certified by the chief financial officer and chief executive officer of the Seller;

(f) All information furnished by or on behalf of the Seller to the Master Servicer or the Purchaser in connection with this Agreement is true and complete in all material respects and does not omit to state a material fact and the sales of Purchased Receivables under this Agreement are made by the Seller in good faith and without intent to hinder, delay or defraud present or future creditors of the Seller;

(g) The Lockbox Account is the only lockbox account to which Payors have been instructed to direct Receivable proceeds and each Payor of an Eligible Receivable has been directed upon its receipt of the notice attached hereto as Exhibit B, which such notice was mailed not less than two (2) Business Days prior to the Purchase Date, to remit all payments with respect to such Receivable for deposit in the Lockbox Account;

(h) The principal place of business and chief executive office of the Seller are located at the address of the Seller set forth under its signature below and there are not now, and during the past four months there have not been, any other locations where the Seller is located (as that term is used in the UCC) or keeps Records except as set forth in the designated space beneath its signature line in this Agreement;

(i) The exact name of the Seller as it appears in its Articles of Incorporation, Formation or Organization is as set forth at the beginning of this Agreement and, except as set forth on Schedule 3, the Seller has not changed its legal name in the last six (6) years, and during such period, the Seller did not use, nor does the Seller now use any trade names, fictitious names, assumed names or “doing business as” names;

(j) The federal taxpayer identification number of the Seller is as set forth under its signature below;

(k) To Seller’s knowledge, the Seller has not done anything to impede or interfere with the collection by the Purchaser of the Purchased Receivables and shall not, outside of the ordinary course of business, without Purchaser’s prior written consent, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Receivable or Contract which (i) may create an Adverse Claim with respect to any Receivable or (ii) would materially affect the ability of the Subservicer or the Master Servicer to act in each’s capacity as such; and

(l) For federal income tax reporting and accounting purposes, the Seller will treat the sale of each Purchased Receivable pursuant to this Agreement as a sale of, or absolute assignment of its full right, title and ownership interest in such Purchased Receivable to the Purchaser, as provided herein.

Section 4.2 Representations and Warranties of the Seller as to Purchased Receivables. With respect to each Purchased Receivable sold pursuant to this Agreement the Seller represents and warrants, to the best of Seller’s knowledge, as of the date hereof and as of the date of each subsequent Purchase Date, as follows:

(a) Such Purchased Receivable (i) includes all the Required Information; (ii) is the liability of Eligible Payor and (iii) was created by the provision or sale of telecommunication services, equipment or other merchandise sold or services provided by Seller in the ordinary course of its business; (iv) except for the initial Purchase Date has a Purchase Date no later than 45 days after its Billing Date; (v) is not a Purchased Receivable as to which, as of any Determination Date, payment by the Payor of such Receivable has been received and is not duplicative of any other Receivable; and (vi) is owned by the Seller free and clear of any Adverse Claim, and the Seller has the right to sell and transfer the same and interests therein as contemplated under this Agreement without consent other than those secured and delivered to the Purchaser on or prior to the Closing Date from any Governmental Authority, the Payor, or any other Person.

(b) The Eligible Receivable Amount set forth in the applicable Required Information of such Receivable is payable in United States Dollars and shall not exceed with respect to any one individual Payor of any Payor Class the amounts or percentages (%) reflected in Schedule 1, unless approved in writing by the Purchaser in advance, and neither the Receivable or Contract has or will be compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller, or the Payor, and is not nor will be subject to compromise, adjustment, termination or modification, whether arising out of transactions concerning the Contract, or otherwise, except for the credits issued by Seller to Payors in the ordinary course of business; and

(c) There are no procedures or investigations pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable, or such Contract; (ii) seeking the payment of such Receivable or such other Contract; or (iii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such other Contract.

Section 4.3 Negative Covenants of the Seller. The Seller shall not, without the written consent of the Purchaser and the Master Servicer which shall not be unreasonably withheld or delayed:

(a) Create, purport to create or suffer to exist any Adverse Claim or lien upon any Receivable and related Contracts, the Lockbox Account, or any other account in which any Collections of any Purchased Receivable are deposited, or assign any right to receive income in respect of any Purchased Receivable;

(b) Submit or permit to be submitted to Payors any invoice for telecommunication services or equipment rendered by or on behalf of Seller which contains a “pay to” address other than the Lockbox Account;

(c) Make any change to (i) the location of its chief executive office or the location of the office where Records are kept or (ii) its corporate name or use any tradenames, fictitious names, assumed names or “doing business as” names;

(d) Make any change to or file for a new federal taxpayer identification number; or;

Section 4.4 Repurchase Obligations. Upon discovery by any party to this Agreement of a breach of any representation or warranty in Sections 4.1 or 4.2 of this Article IV which materially and adversely affects the value of a Purchased Receivable or the interests of the Purchaser therein (herein a “Rejected Receivable”), the party discovering such breach shall give prompt written notice to the other parties to this Agreement. Thereafter, on the next Purchase Date, the Net Value of the Rejected Receivables shall be deducted from the Purchase Price of the Eligible Receivables pursuant to Section 2. To the extent the amount of that Advance Amount is insufficient, Purchaser shall make demand upon the Seller to pay any such deficiency to the Purchaser within five (5) Business Days of receipt of notice from Purchaser. Upon payment of the amount due by the Seller to the Purchaser under this Section 4.4, the subject Purchased Receivable will be reconveyed to the Seller without recourse.

Section 4.5 Commitment Fee. The Seller will pay to the Purchaser the Commitment Fee. The initial Commitment Fee will be the amount or percentage (%) reflected in Schedule 1, and will be payable in two (2) equal installments: the first at the time of the first Purchase and the second on the first anniversary of the date of this Agreement. Any increases in the Purchase Commitment will require payment of additional Commitment Fees of the amount or percentage (%) reflected in Schedule 1 payable at the time of the increase. The Commitment Fee shall be deemed earned and payable upon execution of this Agreement and shall be deducted from the Advance Amount when due.

Section 4.6 Discount Fees. Seller shall pay to Purchaser an initial Discount Fee of the amount or percentage (%) reflected in Schedule 1, as adjusted from time to time; additional Discount Fees will be charged for Purchased Receivables that remain uncollected after 30 days, at a rate specified in Schedule 1. If uncollected after 120 days from the Billing Date, the Billed Amount will be deemed uncollectible and a Rejected Receivable. The Discount Fees shall be deducted from the Advance Amount.

ARTICLE V - ACCOUNTS ADMINISTRATION

Section 5.1 Appointment of Master Servicer. Purchaser may appoint and delegate to a third party the duties of Master Servicer under this Agreement. If a third party Master Servicer is appointed, Purchaser shall so notify Seller, and such notice shall be deemed to confirm to Seller that Purchaser has appointed the Master Servicer (including any successors thereto), its agent and attorney-in-fact, with full power of substitution, to take any and all reasonable steps in the Seller’s name and on the Seller’s behalf necessary or desirable in the determination of the Master Servicer to collect all amounts due under any and all Purchased Receivables, process all Collections, commence proceedings with respect to enforcing payment of such Purchased Receivables and the related Contracts, and adjusting, settling or compromising the account or payment thereof. Upon receipt of Purchaser’s notice of appointment, the Seller shall furnish the Master Servicer (and any successors thereto) with any specific powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Agreement, and shall cooperate with the Master Servicer to the fullest extent in order to ensure the collectability of the Purchased Receivables. To the extent the Purchaser shall have delegated its duties with respect to any Purchased Receivable or related Contracts, it shall not be obligated to perform any of the obligations of the Master Servicer hereunder.

Section 5.2 Lockbox Account. The Purchaser and the Master Service acknowledge that certain amounts deposited in the Lockbox Account may relate to Receivables other than Purchased Receivables and that such amounts continue to be owned by the Seller. All such amounts shall be administered in accordance with Section 5.4.

Section 5.3 Determinations of the Master Servicer. On each Determination Date, the Master Servicer will determine:

(a) the Net Value of all Purchased Receivables which have become Rejected Receivables since the prior Purchase Date (the “Rejected Receivable Amount”);

(b) the amount of Collections up to the Purchase Price of all Purchased Receivables received since the prior Determination Date (the “Paid Receivables Amount”);

(c) the Net Value of all Purchased Receivables which have become Defaulted Receivables since the prior Purchase Date (the “Defaulted Receivable Amount”);

(d) the aggregate amount deposited in the Lockbox Account in excess of the Purchase Price of each Purchased Receivable, including Collections pertaining to Receivables not purchased under this Agreement, since the prior Determination Date (the “Excess Collection Amount”); and

(e) the Net Value of all Purchased Receivables less the Rejected Receivable Amount and the Defaulted Receivable Amount as of the current Determination Date (the “Current Net Value Amount”).

The Master Servicer’s determinations of the foregoing amounts shall be conclusive if determined reasonably and in good faith. The Master Servicer shall provide to Seller and Purchaser on a monthly basis a settlement statement setting forth the determinations made by it under this Section 5.3. The Master Servicer shall timely notify the Purchaser and Seller of such determinations.

Section 5.4 Distributions from Accounts. (a) On each Determination Date, following the determinations set forth in Section 5.3, the Master Servicer will distribute any amount owed to the Seller pursuant to Section 5.3 by wire transfer.

(b)	Until the Termination Date, with reasonable best efforts on each Purchase Date or in any event within two (2) Business Days of each such Purchase Date, the Master Servicer shall pay to the Purchaser all amounts due and owing the Purchaser in accordance with this Agreement and pay the balance, if any, to the Seller by wire transfer;

Section 5.5 Allocation of Moneys following Termination Date. (a) Upon the occurrence of a Termination Date hereunder, the Master Servicer shall administer and monitor the Lockbox Account and any and all Collections and apply the amount of such Collections to the outstanding Net Value of Purchased Receivables. To the extent any Purchased Receivable becomes a Defaulted Receivable, the Purchaser may withdraw an amount equal to such Defaulted Receivable Amount from the Thermo Contingency Account and deposit such amount in the Lockbox Account, provided, however, that such recourse is expressly limited to the monies which comprise the Thermo Contingency Account at the time of the Termination Date which shall not at any time exceed the Specified Thermo Contingency Account Balance. Thereafter, any Excess Collection Amount which relates to Receivables not purchased by the Purchaser may not be used for deposit to the Thermo Contingency Account and shall be otherwise administered in accordance with this Agreement.

(b) In any event, following the Termination Date and the Purchaser’s receipt of the Termination Fee, if any, the Seller may, at its option, repurchase all previously Purchased Receivables by depositing with the Purchaser the then aggregate uncollected portion of the Advance Amount with respect to such Purchased Receivables. Following such payment and any other amount due and owing the Purchaser under this Agreement, including without limitation any due but unpaid Commitment Fees or Discount Fees, this Agreement shall be deemed terminated.

(c) On the first Determination Date on which the aggregate Net Value of all Purchased Receivables (other than Defaulted Receivables) is less than the aggregate amount remaining in the Thermo Contingency Account, the Master Servicer shall disburse all remaining amounts held in the Thermo Contingency Account to the Seller and all interests of the Purchaser in all Purchased Receivables owned by the Purchaser shall be reconveyed and reassigned by the Purchaser to the Seller, without recourse. Following such disbursement and reconveyance, this Agreement shall be deemed terminated.

ARTICLE VI - APPOINTMENT OF THE SUBSERVICER

Section 6.1 Appointment of the Subservicer. As consideration for the Seller’s receipt of Excess Collection Amount, the Master Servicer and the Purchaser hereby appoint the Seller and the Seller hereby accepts such appointment to act as Subservicer under this Agreement. The Subservicer shall service the Purchased Receivables and enforce the Purchaser’s respective rights and interests in and under each Purchased Receivable and each related Contract or LOA; and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect each Purchased Receivable all in accordance with (i) customary and prudent servicing procedures for telecommunication receivables of a similar type, and (ii) all applicable laws, rules and regulations; and shall serve in such capacity until the termination of its responsibilities pursuant to Section 6.4 or 7.1. The Subservicer may, only with the prior consent of the Purchaser which shall not be unreasonably withheld or delayed, subcontract with a third party for billing, collection, servicing or administration of the Receivables. Any termination or resignation of the Subservicer under this Agreement shall not affect any claims that the Purchaser may have against the Subservicer for events or actions taken or not taken by the Subservicer arising prior to any such termination or resignation.

Section 6.2 Duties and Obligations of the Subservicer. (a) The Subservicer shall at any time permit the Purchaser, the Master Servicer or any of their representatives to visit the offices of the Subservicer and examine and make copies of all Servicing Records;

(b) The Subservicer shall notify the Purchaser or the Master Servicer of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by any Person with respect to any Purchased Receivable;

Section 6.3 Subservicing Expenses. The Subservicer shall be required to pay for all expenses incurred by the Subservicer in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement therefor.

Section 6.4 Subservicer Not to Resign. The Subservicer shall not resign from the duties and responsibilities hereunder except upon Purchaser’s or Master Servicer’s determination that (a) the performance of Subservicer’s duties hereunder has become impermissible under applicable law and (b) there is no reasonable action which the Subservicer could take to make the performance of its duties hereunder permissible under applicable law evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Purchaser.

Section 6.5 Authorization of the Master Servicer. Should the Subservicer ever be released of its duties for whatever reason, the Seller hereby authorizes and irrevocably appoints the Master Servicer (including any successors thereto), its agent and attorney in fact, with full power of substitution, to take any and all reasonable steps in the Seller’s name and on the Seller’s behalf necessary or desirable in the determination of the Master Servicer to collect all amounts due under any and all Purchased Receivables, process all Collections, commence proceedings with respect to enforcing payment of such Purchased Receivables and the related Contracts, and adjusting, settling or compromising the account or payment thereof. The Seller shall furnish the Master Servicer (and any successors thereto) with any specific powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Agreement, and shall cooperate with the Master Servicer to the fullest extent in order to ensure the collectability of the Purchased Receivables.

ARTICLE VII - EVENTS OF SELLER DEFAULT

Section 7.1 Events of Seller Default. If any of the following events (each, an “Event of Seller Default”) shall occur, and be continuing:

(a) The Seller (either as Seller or Subservicer) shall materially fail to perform or observe any term, covenant or agreement contained in this Agreement;

(b) An Insolvency Event shall have occurred;

(c) There is a material breach of any of the representations and warranties of the Seller as stated in Sections 4.1 or 4.2 that has remained uncured for a period of ten (10) days following receipt of written notice with respect thereto;

(d) Any Governmental Authority shall file notice of a lien with regard to any of the assets of the Seller or with regard to the Seller which remains undischarged for a period of 30 days after receipt;

(e) As of the first day of any month, the aggregate Net Value of Purchased Receivables which became Defaulted Receivables or Rejected Receivables during the prior three-month period shall exceed 5.0% of the average aggregate Net Values of all Purchased Receivables then owned by the Purchaser at the end of each of such three months;

(f) This Agreement shall for any reason cease to evidence the transfer to the Purchaser (or its assignees or transferees) of the legal and equitable title to, and ownership of, the Purchased Receivables;

(g)	The amount deposited hereunder (net of withdrawals required hereunder) in the Thermo Contingency Account has remained at less than the Specified Thermo Contingency Account Balance for fourteen (14) consecutive days; or

(h)	The Seller shall be in violation or default of any regulation, requirement, citation, statute, mandate, notice or decree of a Governmental Authority and fail to remedy such violation within any available grace period, if any;

(j) The Seller (either as Seller or Subservicer) shall fail in the payment of any sums due a Carrier as and when such sums are payable after taking into account any available grace period, if any;

(k) Failure of Seller to notify Purchaser within three (3) business days of Seller’s receipt or service of any material notification from a Governmental Authority.

(h) A Termination Event shall have occurred

then and in any such event, the Master Servicing may, by written notice to the Seller and the Purchaser (with a copy to Purchaser’s legal counsel) declare that an Event of Seller Default shall have occurred and, the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, and the Purchaser shall make no further Purchases from the Seller. The Purchaser and the Master Servicer shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC and other applicable law, which rights shall be cumulative.

ARTICLE VIII - INDEMNIFICATION AND SECURITY INTEREST

Section 8.1 Indemnities by the Seller. (a) Without limiting any other rights that the Purchaser, the Master Servicer, or any director, officer, employee or agent of either such party (each an “Indemnified Party”) may have under this Agreement or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, and related costs and expenses of any nature whatsoever, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) which may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or relating to this Agreement or the ownership of the Purchased Receivables or in respect of any Receivable or any Contract, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section shall be paid to the Indemnified Party within ten (10) Business Days following demand therefore together with interest at the highest rate permitted by law from the date of demand for such Indemnified Amount.

ARTICLE IX - MISCELLANEOUS

Section 9.1 Notice. Any notice or demand which, by provision of this Agreement, is required or permitted to be given by one party to the other party hereunder shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or (ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) transmittal by facsimile machine, in each case addressed (until address or addresses is given in writing by such party to the other party). All notices, other than those sent by facsimile, so given shall be deemed effective upon actual receipt by a responsible officer of the addressee or, if proper delivery is attempted but refused, upon attempted delivery. All notices sent by facsimile transmission shall be deemed received upon the transmitter’s receipt of acknowledgment of receipt from the offices of such addressee, provided, however, that a hard copy of such notice is properly sent by other permissible means not later than the following business day after the facsimile transmission. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Address:	5718 Airport Freeway
Fort Worth, Texas 76117

Officer:	Attn: Robert McMurrey
Fax Number:	(817) 654-6672

With a copy to:	Thomas D. Manford III
Bracewell & Giuliani, L.L.P.
711 Louisiana St. Ste 2300
Houston, Texas 77002-2781

PURCHASER

Address:	1250 Poydras Street
Suite 500
New Orleans, LA 70113
Officer:	Seth Block, Executive Vice-President
Jack V. Eumont, Executive Vice-President
Fax Number: 504/620-3103

Section 9.2 Remedies. No failure or delay on the part of the Purchaser or the Master Servicer to exercise any right hereunder shall operate as a waiver or partial waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.3 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Subservicer, the Purchaser, the Master Servicer and their respective successors and permitted assigns. Neither the Seller nor the Subservicer may assign any of their rights or delegate any of their obligations hereunder or any interest herein without the prior written consent of the Purchaser and the Master Servicer. The Purchaser may, at any time, without the consent of the Seller or the Subservicer, assign any of its rights and obligations hereunder or interest herein to any Person. Without limiting the generality of the foregoing, the Seller acknowledges that the Purchaser may assign its collateral rights hereunder for the benefit of third parties. The Seller does hereby further agree to execute and deliver to the Purchaser all documents and amendments reasonably presented to the Seller by the Purchaser in order to effectuate the assignment by the Purchaser in furtherance of this Section 9.3 consistent with the terms and provisions of this Agreement. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller or the Master Servicer pursuant to Article IV and the indemnification and payment provisions of Article VIII shall be continuing and shall survive any termination of this Agreement.

Section 9.4 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification under Article VIII, the Seller agrees to pay upon demand unless otherwise deducted from the Advance Amount, all reasonable costs and expenses in connection with this Agreement and the other documents to be delivered hereunder, including, without limitation: (i) the periodic auditing of the Seller (which is expected to be quarterly but can be more often is reasonable and in good faith) and the modification or amendment of this Agreement; (ii) the reasonable fees and out-of-pocket expenses of counsel for the Purchaser or the Master Servicer with respect to (A) advising the Purchaser as to its rights and remedies under this Agreement or (B) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or the other documents to be delivered hereunder; and (iii) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or the other agreements and documents to be delivered hereunder, and agrees to indemnify and save each Indemnified Party from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Nothing in this section is intended to, nor does it make Seller liable for any income or franchise taxes of Purchasers or paid by Purchaser.

(b) If the Seller or the Subservicer fails to pay any Lockbox Account fees or other charges or debits related to such accounts, or to pay or perform any agreement or obligation contained under this Agreement, ten (10) days after written notice to Seller the Purchaser may, or may direct the Master Servicer to pay or perform, or cause payment or performance of, such agreement or obligation, and the expenses of the Purchaser or the Master Servicer incurred in connection therewith shall be payable by the party which has failed to so perform upon demand unless otherwise deducted from the Advance Amount.

Section 9.5 Amendments; Waivers, Consents. No modification, amendment or waiver of, or with respect to, any provision of this Agreement or the Related Documents, shall be effective unless it shall be in writing and signed by each of the parties hereto. This Agreement, the Related Documents and the documents referred to therein embody the entire agreement among the Seller, the Subservicer, the Purchaser and the Master Servicer, and supersede all prior agreements and understandings relating to the subject hereof, whether written or oral.

Section 9.6 Arbitration. Seller and Purchaser agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest Purchaser’s address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take, seize, sell or otherwise dispose of any collateral security, including without limitation the Collateral, shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. All statute of limitations, prescriptive periods, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

Section 9.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF LOUISIANA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE PURCHASER IN THE PURCHASED RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF LOUISIANA.

(b) THE SELLER AND THE SUBSERVICER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF LOUISIANA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF LOUISIANA, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE SUBSERVICER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE PURCHASER TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR ITS PROPERTY, OR THE SUBSERVICER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE SELLER AND THE SUBSERVICER EACH HEREBY AGREE THAT THE EXCLUSIVE AND APPROPRIATE FORUMS FOR ANY DISPUTE HEREUNDER ARE THE COURTS OF THE STATE OF LOUISIANA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF LOUISIANA AND AGREE NOT TO INSTITUTE ANY ACTION IN ANY OTHER FORUM.

(c) THE SELLER, AND THE SUBSERVICER EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 9.8 No Lien Termination without Release. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the security interests granted herein, notwithstanding payment in full of all obligations Seller may owe the Purchaser, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens created or granted herein unless and until Seller has executed and delivered to Purchaser a general release in the form of Exhibit E hereto. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

Section 9.9 Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

Section 9.10 Authorization for Release of Information. Only to the extent reasonably necessary to carry out the purposes and goals of this Agreement, Seller hereby authorizes and directs any Person to release to Purchaser, and any of its employees, representatives, agents, attorneys or accountants (collectively the “Purchaser Party”), any and all documents, information and writings in such Person’s possession relating to Seller, the Purchased Receivables, the Records, the Servicing Records, the Required Information, the Related Documents, or this Agreement, which said documents, information or writings may include, but are not limited to, any and all records of any sort, reports, statements, notes, correspondence and memoranda relating to Seller or the negotiation, execution, preparation or delivery of this Agreement whether or not generated by such Person but in its possession or control. Seller further authorizes and directs such Person to respond to any oral communication from any Purchaser Party to discuss the documents, information or writings produced. All privileges are hereby waived with respect to the production of documents, information and writings and such Person is hereby released in connection with the disclosure of the aforesaid documents, information and writings. Seller hereby appoints Purchaser as its attorney-in-fact with full power, in the name and stead of Seller, to take any action and execute any instruments or documents the Seller may be requested or required to execute or provide with respect to the release, discussion or disclosure of the documents, information and writing being requested, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

Section 9.11 Survival. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 9.13 Enforcement. This Agreement and the Related Documents are the product of negotiation and preparation by and among each party and its respective attorneys. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

Section 9.14 Relationship of Parties. The relationship of the parties hereto shall be that of seller and purchaser of Accounts, and Purchaser shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser, and such relationship shall not, under any circumstance whatsoever, be construed to be a joint venture, joint adventure or partnership.

Section 9.15 Entire Agreement. This Agreement and the Related Documents constitute the entire agreement of the parties with respect to the subject matter and supersedes all other agreements and understandings between the parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

Section 9.16 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Progressive Concepts, Inc., as Seller and Subservicer

By:	\s\ Keith H. Cole

Name:	Keith H. Cole
Title:	Chief Financial Officer, Senior Vice President

Address at which the chief executive office is located:

Address:	5718 Airport Freeway
Fort Worth, TX 76117
Attention:	Robert McMurrey

Telephone No.: 1-817-654-6101

Facsimile No.: 1-817-654-6672

Tax I.D. No.: 75-1441776

Additional names under which and locations at which the Seller does business and maintains Records:

(SEE Exhibit F)

THERMO CREDIT, LLC

By:	\s\ Jack V. Eumont

Name:	Jack V. Eumont
Title:	Executive Vice-President

Address at which the chief executive office is located:

Address:	1250 Poydras Street, Suite 500
New Orleans, LA 70113
Attention:	Seth Block / Jack V. Eumont

Telephone No.:	(504) 620-3100
Facsimile No.:	(504) 620-3103

SCHEDULE 1

Fees and Rate Schedule

Seller: Progressive Concepts, Inc.

Commitment Amount (Exhibit A):     $10,000,000.00 (Ten million dollars)

Commitment Fee (Sec. 4.5):     1.50% of the initial Commitment Amount; 1.50 % of any increases in the Commitment Amount

Eligible Receivable limitation (Sec. 4.2 (b)): 1.0% of the aggregate outstanding balance under the Facility.

Initial Gross Liquidation Rate (Sec. 2.3 / Exhibit A): 70%; however, GLR% on first purchase may be higher.

Discount Fees (Sec. 4.6):

o	Initial Fee: 1.0% of the Purchased Receivables

o	Additional Fees: For receivables uncollected after 30 days, .50% of the uncollected amount for each 15 day period or portion thereof, up to 90 days; for receivables uncollected after 90 days, an additional fee of .625% of the uncollected amount for each 15 day period or portion thereof, up to 30 days.

Termination Fee (Exhibit A): 3.0% of the Purchase Commitment. If the Termination occurs after the first anniversary of the Closing Date and 60 day notice is provided, the termination fee is 2.0% of the Purchase Commitment.